EXHIBIT 99.1
News Release
Contacts:	Media - Michael P. Wallner, General Manager, Communications and PR (513) 425-2688
Investors - Roger K. Newport, Vice President, Finance and Chief Financial Officer (513) 425-5270

AK Steel Announces Executive Retirement

WEST CHESTER, OH, December 19, 2013 - AK Steel (NYSE: AKS) said today that John F. Kaloski, Executive Vice President and Operating Officer of AK Steel, has elected to retire from the company, effective January 31, 2014. For more than a decade, John has served AK Steel as a member of the company’s executive leadership team.
“John’s exceptional leadership has been a critical element in the company’s dramatic turnaround in previous years, as well as its ongoing efforts to become more vertically integrated,” said James L. Wainscott, Chairman, President and CEO of AK Steel. “On behalf of AK Steel’s Board of Directors, our Executive Officers and all of us at the company, we thank John for his dedicated service to AK Steel and wish him all the best during his retirement.”
Mr. Kaloski has served the steel industry for more than 40 years, having joined AK Steel in October 2002. He is responsible for the company’s steel operations, engineering, raw materials and energy, manufacturing planning and information technology, quality assurance, outside processing and purchasing, and occupational safety and health. Additionally, he is responsible for AK Steel’s interests in iron ore and metallurgical coal operations. Prior to his AK Steel career, Mr. Kaloski held several senior management positions for the former National Steel Corporation and United States Steel Corporation.
In addition to his responsibilities at AK Steel, Mr. Kaloski serves as a member of the Board of Directors of the Cincinnati Zoo and Botanical Garden.
Mr. Kaloski holds a Bachelor of Science degree in Business from the University of Pittsburgh and an MBA from Robert Morris College. He is a veteran of the United States Army and served in Vietnam.

Following his retirement, Mr. Kaloski’s responsibilities will be assumed as follows:

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Kirk W. Reich, Vice President, Procurement and Supply Chain Management. Mr. Reich will maintain his existing responsibilities, including merchant slab procurement, and will assume responsibility for manufacturing planning, information technology, and the company’s metallurgical coal operations, AK Coal Resources, Inc.

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Keith J. Howell, Vice President, Operations. In addition to his existing responsibilities for operations, Mr. Howell will assume responsibility for occupational safety and health, and quality assurance.

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Maurice A. (“Mo”) Reed, Vice President, Engineering, Raw Materials and Energy. Mr. Reed will continue his current responsibilities, and will assume primary responsibility for the company’s interest in Magnetation LLC.

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Mr. Reich, Mr. Howell and Mr. Reed will each report directly to Jim Wainscott effective February 1, 2014.

AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. The company employs about 6,100 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio. Additional information about AK Steel is available on the company’s web site at www.aksteel.com.
    AK Tube LLC, a wholly-owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana. AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets. Additional information about AK Tube LLC is available on its web site at www.aktube.com.
AK Coal Resources, Inc., another wholly-owned subsidiary of AK Steel, produces metallurgical coal from reserves in Somerset County, Pennsylvania. AK Steel also owns 49.9% of Magnetation LLC, a joint venture headquartered in Grand Rapids, Minnesota, which produces iron ore concentrate from previously mined ore reserves.

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